AMENDMENT TO INDEPENDENT CONSULTING AGREEMENT

This Agreement dated November 9, 2006 amends the Independent Consulting Agreement dated 1 May, 2006 between Hemis Corporation (the “Company”) and Hudson Capital Corporation (the “Consultant”) (the “Agreement”).

Now therefore, and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the Company and the Consultant hereby agree as follows:

Paragraph 3 of the Agreement shall be deleted in its entirely and replaced with the following paragraph:

“Bonus Shares shall be issued to the Consultant upon the Company and/or the Consultant achieving certain goals or achievements as communicated by the Company to the Consultant from time to time during the term of this Agreement. The Company maintains sole discretion in deciding whether a goal or achievement has been met and whether and how many bonus shares to issue to the Consultant. The Company shall only issue shares as a bonus to the Consultant when the Company’s Board of Directors determines that such bonus is warranted.”

Paragraph 5 of the Agreement shall be deleted in its entirety.

The Company hereby agrees to issue 900,000 shares as a bonus to Consultant on November 9, 2006.

In witness whereof this Agreement has been executed by or on behalf of the parties hereto, as an instrument under seal as of the date first written above.

Hemis Corporation Inc.

By: /s/ Norman Meier
Title: President & Chief
Executive Officer

Hudson Capital
Corporation.

By: /s/ Jordan Shapiro
Title: President